Exhibit 5.1

March 22, 2013	ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	ABU DHABI AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG	HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

Linn Energy, LLC

Linn Energy Finance Corp.

Subsidiary Guarantors Listed in the Form S-4

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Linn Energy, LLC., a Delaware limited liability company (the “Company”), Linn Energy Finance Corp., a Delaware corporation (“Linn Finance” and, together with the Company, the “Issuers”), and certain of the Company’s subsidiaries, under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of (i) the offering and issuance of $1,800,000,000 aggregate principal amount of the Issuers’ 6.250% Senior Notes due 2019 (the “Exchange Notes”), to be offered by the Issuers in exchange (the “Exchange Offer”) for a like principal amount of the Issuers’ issued and outstanding 6.250% Senior Notes due 2019 (the “Outstanding Notes”) and (ii) the offer of the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors (the “Subsidiary Guarantors”) of the Exchange Notes and the Outstanding Notes to the extent set forth in the Indenture (as defined below), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes are to be issued under an Indenture, dated as of March 2, 2012 (the “Indenture”), among the Issuers, the Subsidiary Guarantors and U.S. Bank National Association, as trustee.

In our capacity as your counsel in the connection referred to above, as a basis for the opinions hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of

(i) the Registration Statement;

(ii) the Indenture;

(iii) the Third Amended and Restated Limited Liability Company Agreement and the Certificate of Formation of the Company, each as amended to date;

(iv) the Certificate of Incorporation and the Bylaws of Linn Finance, each as amended to date;

(v) the Certificate of Formation or Certificate of Incorporation and the Limited Liability Company Agreement or Bylaws, as applicable, each as amended to date, of each of the Subsidiary Guarantors;

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(vi) the corporate or limited liability company records, as applicable, of the Issuers and the Subsidiary Guarantors, including minute books, as furnished to us by the Company;

(vii) certificates of public officials and of representatives of the Issuers and the Subsidiary Guarantors; and

(viii) statutes and such other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed.

In giving the opinions set forth below, we have relied, to the extent we deemed appropriate, upon the certificates, statements or other representations of officers or other representatives of the Issuers with respect to the accuracy of the material factual matters contained in or covered by such certificates, statements or representations. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies are true and correct copies of such documents.

In connection with this opinion, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and Linn Exploration Midcontinent, LLC and constitutes the legal, valid and binding obligation of the Trustee; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; (iii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; and (iv) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when issued, will constitute valid and legally binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as enforcement thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

2.

The Guarantees of the Subsidiary Guarantors relating to the Exchange Notes, when issued, will constitute the valid and legally binding obligations of the Subsidiary Guarantors, enforceable against the Subsidiary Guarantors in accordance with their terms, except as enforcement thereof may be

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limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of applicable provisions of United States federal law, the Delaware Limited Liability Company Act, the General Corporation Law of the State of Delaware and the laws of the State of New York.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.